Lease Agreement 4antibody – BioCentiv from 12/01/2002, Page 1 of 1

Commercial Lease Agreement No. 01/2003

between

BioCentiv GmbH

Winzerlaer Strasse 2a
07745 Jena

represented by the Director

Dr. Klaus Ullrich

hereinafter referred to as the “Lessor”

and

4antibody GmbH

Winzerlaer Strasse 2a
07745 Jena

represented by the Director

Dr. Ulf Grawunder

hereinafter referred to as the “Lessee”.

Section 1 Leased property

(1)	The Lessor leases to the Lessee the following spaces in the BioInstrumentezentrum:

a)	Lab spaces: Module 2, Ground Floor, Room No. M2.107 with a total area of 41.76 m2, including lab furniture;

b)	Office spaces: none;

c)	Storage spaces: none;

d)	Underground parking spaces: none;

e)	External, supply, and ancillary facilities (if needed) according to the enclosed list (Annex 2);

hereinafter referred to as the “Leased Property”.

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(2)	The Lessee declares that it inspected the Leased Property in detail.

(3)	The Lessee assumes the Leased Property in the condition in which it is found at the start of the agreement.

Section 2 Purpose of lease, suitability, competition, permits, subleasing

(1)	The Leased Property may only be used for the following purpose:

Cell and molecular biology work to develop, produce, and sell biomedical therapeutic and diagnostic devices.

(2)	The Lessor provides no guarantee for the suitability of the Leased Property for the above-mentioned purpose.

(3)
The Lessee must procure the permits and anything else of the sort necessary for its business and operations at its own cost and keep the Leased Property and operations in the conditions that comply with all the official requirements. It must report changes that necessitate an inspection in terms of the static, fire-prevention, industrial, and other legal aspects.

Expenses due to the Lessee’s operations must be borne by the Lessee, even if they are charged to the Lessor.

Denial or restriction of permits and similar authorizations does not affect the existence and content of this contract, if the denial or restriction is the Lessee’s fault.

(4)
Subleasing or subletting of the Leased Property or parts thereof is permitted only with the consent (prior approval) of the Lessor. The Lessee does not have the right of extraordinary termination in case of justified rejection of subleasing.

(5)	The Lessee may relinquish its rights under this agreement to third parties or make them the object of company contracts only with written consent (prior approval) of the Lessor.

Section 3 Term of lease, termination

The tenancy begins on 03/01/2003 and may be terminated with three months’ notice per the 1st of any month. It ends automatically on 02/28/2006.

(2)	The Lessor has the right to terminate the tenancy without notice in the cases stipulated by law, in particular when the Lessee

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a)
fails to pay the agreed rent or other payments, despite being overdue and receiving a collection notice, largely or in full, for more than one month, or fails to provide a security deposit by the deadline;

b)
culpably violates the regulations of Section 2, Pars. 1, 4, and 5, Section 6, Par. 3, Section 7, Par. 1, Par. 4 and 5, Section 5, Par. 1, 3, and 4, Section 9, Par. 1, and Section 10, Par. 2 and repeats or continues such violation after first warning;

c)
is subject to a filed insolvency or out-of-court settlement procedures with regard to the Lessee’s assets, if the paid-in assets of the Lessee are subject to compulsory execution, or the Lessee is summoned to make an official affidavit of the lack of funds.

(3)
In the cases indicated in Par. 2, the Lessee is liable for damages suffered by the Lessor as a result of untimely clearance or return of the Leased Property by the Lessee, a sublessee, or a subletter. The same applies when after clearance or return by the Lessee the Leased Property remains empty or can only be rented out cheaper or on worse terms, whereby the Lessee is liable until the end of the initially agreed upon tenancy and a maximum till the expiry of one year after clearance or return.

(4)	Termination notices must be submitted in writing in all cases. The timeliness of a termination notice is not based on when it is sent, but on when it is received.

(5)	The Lessee has the option of extending the lease for another three years. The Lessee must make its final decision about exercising the option six months before expiry of the lease.

Section 4 Rent, other payments

(1)	The monthly rent of the Leased Property amounts to:

a)	according to Section 1, Par. 1, letter “a” €11.00 /m2
according to Section 1, Par. 1, letter “b”         €7.00    /m2
according to Section 1, Par. 1, letter “c”         €5.50    /m2
according to Section 1, Par. 1, letter “d”        €31.00

b)	In addition to the rent, the Lessee shall pre-pay monthly the following incidental costs

according to Section 1, Par. 1, letter “a”         €8.00    /m2
according to Section 1, Par. 1, letter “b”         €4.00    /m2
according to Section 1, Par. 1, letter “c”         €2.60    /m2

The type and scope of incidental costs are detailed in Annex 3.

c)	In addition, the Lessee shall pay other fees in the amount of €1.50/m2 of the leased area, as a lump-sum payment to the center.

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The total net rent per month is        €836.04.

The value-added tax of currently 16% is    €133.77.

The total gross rent per month is        €969.81.

The amount is payable to the Lessor’s account

Account number:         25 94 919 01
Bank routing number:    820 400 00
Credit institution:        Commerzbank Erfurt

indicating the payment reason and the lease agreement number, in such a timely manner so that the Lessor has the money at the latest by the fifth day of the month of maturity.
In case of late receipt of the money, the Lessor may impose interest of 3% over the corresponding Federal Bank Discount Rate, but at least 8%.

(2)
Additional costs of the Leased Property, resulting from building measures of the Lessee, must be borne by the Lessee itself or compensated to the Lessor if charged to and paid by it, if and to the extent that the added value resulting from such building measures is not compensated to the Lessee and the rent is not raised respectively.

(3)
In case of new introduction, retroactive collection, or increase of public duties or other charges and costs in connection with the Leased Properties, the Lessee must pay the higher incidental costs starting with the month following the notification of the effective additional charges or pay the one-time extra charges incurred on the Leased Properties.

(4)
If the Lessee moves out before the end of the lease without paying the compensation in the subsequent period agreed in accordance with Section 4, Par. 1 and the Lessor must leave the Leased Property for the use of a third party at a lower fee than that agreed upon in Section 4, Par. 1 due to deteriorated market conditions, the Lessee must pay the difference.

(5)	The rents, incidental costs, and other fees indicated in this lease agreement are net amounts in accordance with the applicable Income Tax Act. The VAT is due additionally by agreement of the contract parties, in the statutory amount. The Lessee must use the Leased Properties for the duration of ten years after the start of the lease, but certainly for the duration of the tenancy, exclusively to perform services that entitle the Lessee to input tax deductions.

The Lessor has the right to adjust the rent, if necessary also retroactively, up to the amount of the VAT share, if the Lessee uses the Leased Properties for other purposes and the Lessor loses the right to input tax deductions for this reason.

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Section 5 Rent adjustment

(1)	The Lessee and the Lessor may reach a new agreement about the rent even during the term of the lease and other fees may be demanded, if special agreements for such fees are not concluded.

The demand may be made first for the period after the expiry of at least two years after contract conclusion or the entry into effect of the last adjustment.

When agreeing on the new rent amount, changes of the Private Consumer Price Index for the entire Federal Republic, published by the Federal Statistics Office, base year 1995 = 100, must be taken into account, if it deviates from the status upon lease conclusion or the last adjustment by at least 10 points. The adjustment must also take into account the market rent that can be charged under a new lease.

During the validity period of this rent adjustment clause, an increase of the rent according to the Rent Increase Act is ruled out. A graduated rent agreement is also out of consideration. An exception thereto is only changes in operating costs (Section 4, Rent Increase Act). An increase of the rent due to value enhancing measures (Section 3, Rent Increase Act) may only be demanded if the Lessor performed the construction measures due to circumstances outside its control.

(2)
If the price index indicated in paragraph (1) is no longer continued or published, the parties will agree to substitute it from that point on with a price index established and continued to be published by the Federal Statistics Office, which comes closest to the economic approach of the discontinued price index.

Section 6 Energy, water, sewage, heating, elevator

(1)
The power is supplied by the competent utility company and the Lessee is charged by the operator. The connected load required by the Lessee is determined at the start of the lease. If the connected load of the Lessee increases in the course of the lease, it must reimburse the costs resulting from the change of the power supply system to the Lessor. A change in energy supply, especially a modification or interruption of voltage does not entitle the Lessee to claim compensation from the Lessor.

(2)	Water may only be taken from the waterlines for own use.

(3)	In case of problems or damages to the supply or disposal lines (power, gas, water, sewage), the Lessee must disconnect them immediately and inform the Lessor or its authorized agent right away.

If the power, gas, or water supply or sewage is interrupted for a reason that is beyond the Lessor’s control or if there are floods or other catastrophes, the Lessee has no right to reductions of rent or compensation claims against the Lessor.

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The Lessor is liable for damages in connection with the Lessor’s parts of the supply lines only in case of intent or gross negligence.

(4)	If the Lessor supplies heat to the Leased Property, it is liable in case of disruptions of heat supply only in case of intent or gross negligence.

(5)
The Lessee has the right to shared use of any elevators adjacent to the Leased Property. Operating problems must be reported to the Lessor or its authorized agent right away. The Lessee has not right to uninterrupted service in case of operating problems.

Section 7 Insurance, liability

(1)	The Lessor has insurance on the Leased Properties, among other for fire, storm, hail and water damages. The insurance premiums are split proportionately as part of the incidental costs.

In addition, the Lessee shall pay the premium extras for the Leased Properties as a result of its operations, starting from the occurrence of the circumstance that increases the risk. The Lessee must inform the Lessor in full and in a timely manner about the emergence of any circumstances that increase risk.

(2)
The Lessee is liable for all damages culpably caused by it, its employees, staff, or visitors to the Leased Properties or other property of the Lessor. The Lessee is responsible for demonstrating that there was no culpable conduct. For conduct of people for which the Lessee is liable, the Lessee waives the right to exonerating evidence according to Section 531, BGB [German Civil Code].

(3)
The Lessee exempts the Lessor from all claims asserted due to its operation or effects of its operation by third parties during or after the term of the lease against the Lessor as the owner of the Leased

Properties. This includes also liability under the Water Management Act and other Environmental Protection Acts, in particular due to property, water, or groundwater impurities caused by the Lessee’s operation, and also if they extend to neighboring or nearby properties. The Lessee is a direct discharger of sewage for the purposes of the law.

(4)
The Lessee shall provide to the Lessor on request at any time, also in writing, complete information about the type, scope and use (including disposal) of materials or substances that may be viewed as harmful to the environment. The Lessee shall allow the environmental agent of the Lessor or its representative also to enter the Leased Property for this purpose.

(5)	The Lessee must be adequately insured, due to its liability under the duties assumes under the contract, and show proof of respective insurance, in particular liability insurance, to the Lessor.

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Section 8 Service and repair, replacement, maintenance, guarantee

(1)	The Lessee must handle the Leased Property with care, ensure that it is serviced and cared for, and provide what is needed for its security, including access security under the law.

(2)
The ongoing service and repair measures must be carried out by the Lessor at its cost, if and to the extent that the Lessee cannot use the Leased Property otherwise, and no other provisions are made below.

(3)
Damages to the Leased Properties caused by use of the Leased Properties must be professionally and immediately rectified by the Lessee at its costs. Damages to the Leased Properties that were not caused by use or by the Lessee must be rectified by the Lessee up to the amount of 10 (in words: ten) percent of the net annual rent per year.

Damages to the Leased Properties must be reported to the Lessor immediately verbally and in writing.

If the Lessee does not comply, fully comply, or timely comply with its duty to service and repair the Leased Properties, the Lessor has the right after warning and expiry of an established additional period of one month to carry out the required work at the cost of the Lessee.

(4)	The Lessee must compensate the Lessor for depreciation in value caused by operation of the Lessee in accordance with the contract, beyond the normal depreciation in value.

(5)
The Lessee has no right to claim compensation for damages due to an initial defect of the Leased Properties or due to delay by the Lessor in rectifying the initial defect, as long as the defect was not intentionally or grossly negligently left by the Lessor. The assertion of damage compensation claims by the Lessee for defects of the Leased Properties discovered retroactively or due to delay by the Lessor in rectifying the defect discovered retroactively and a termination for this reason require that, despite a written warning of the Lessee, the Lessor failed to rectify the defect within a reasonable period after the warning.

Claims for reduction of rent due to the type, properties, and size of the Leased Property and the rights of withdrawal due to a defect are excluded.

Section 9 Structural and other changes

(1)
The Lessee requires the prior written permission of the Lessor for structural and other permanent changes to the Leased Properties. The Lessee is exclusively responsible for obtaining the official permits necessary for the approved changes.

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A written agreement must be reached before the start of the work about the costs of such structural and other changes, compensation thereof, and any obligation to reinstate the previous conditions at the expenses of the Lessee before returning the Leased Property.

(2)
The Lessee is not entitled to reimbursement of costs incurred by the Lessee from the changes to the Leased Properties without the prior written permission of the Lessor and to reimbursement of any other kind for such reasons if they result in a permanent enhancement of the value of the Leased Properties. In these cases, the Lessor is also allowed to demand the reinstatement of the previous conditions at the expense of the Lessee and a security deposit before the return of the Leased Property for the costs of reinstating the previous conditions.

(3)
The Lessee must tolerate all work performed by the Lessor to expand, change, service, or repair the Leased Properties and the property it owns. Damage compensation claims by the Lessee for this reason are excluded. To avoid significant hindrances to the Lessee, the Lessor must inform the Lessee of the date, type and scope of such work within a reasonable time in advance in writing.

Section 10 Right of lien, inspection, transfer, offset, and retention

(1)	In order to exercise its right of lien, the Lessor or its authorized agent are allowed to enter the Leased Property, also accompanied by witnesses, and to perform an inspection.

(2)
The Lessee must inform the Lessor of an imminent lien or utilization of attached or mortgaged assets, of an imminent filing of a bankruptcy, settlement, or collective bankruptcy for the Lessee’s assets, or of a summoning of the Lessee to provide an official affidavit of the lack of funds. The same applies in case of enforcement measures involving the Leased Properties.

(3)	The Lessor or its authorized agent have the right to access and inspect the Leased Properties during regular business hours or with prior notice.

(4)
The Lessee hereby transfers to the Lessor and the Lessor accepts the existing or arising claims against third parties for payment of the rent or lease amounts under sublease or sublet agreements to guarantee the Lessor’s claims under this agreement.

(5)	The Lessee waives the right to offset and retention with respect to all claims of the Lessor under this lease agreement.

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Section 11 Return of the Leased Properties

(1)	After termination of the lease, the Lessee must return the Leased Properties in contractually appropriate conditions suitable to be leased again, in consideration of normal wear and tear.

(2)	The Lessee’s installations (e.g., gas, water, cooling, heating systems, electrical appliances) must, at the discretion of the Lessor,

a)	either be removed by the Lessee at its expense and conditions suitable for lease reinstated, where the Lessor has the right to demand a security deposit for the reinstatement, or

b)	left on the premises without a claim to reimbursement.

(3)
The Lessee must rectify all damages beyond the contractual wear and tear before the end of the lease. If the Lessee does not comply with this obligation, the Lessor has the right to have such damages rectified at the Lessee’s expense.

(4)
All property of the Lessee, left on or in the Leased Properties after their return may be disposed of by the Lessor at its free discretion and to its benefit, if the Lessee does not remove it within two weeks after being asked to do so. The Lessor is exempt from the limitations of Section 181, BGB in this respect.

(5)	The provisions of Section 568, BGB (silent extension of the lease after expiry of the term of lease) do not apply. An express objection of the Lessor is therefore not required.

Section 12 Security deposit

(1)	The Lessee must provide a security deposit.

(2)
For this purpose, the Lessee shall provide a bank guarantee document for €2,000.00 or a set up a rent deposit account before the start of the lease to guarantee the performance of all claims of the Lessor from and in connection with this lease. Such guarantee or account must be irrevocable, indefinite, unconditional, and payable on first request, under waiver of the disputability, setoff, and unexhausted remedies.

(3)
The Lessor may use the security deposit already during the term of the lease for its outstanding claims. If the Lessee provided a guarantee, the Lessee must immediately provide an equivalent bank guarantee for the original amount.

(4)	A guarantee shall expire respectively once the guarantee document is returned to the guarantor, but at the latest one month after proper return of the Leased Properties.

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Section 14 Written form, contract changes, place of jurisdiction

(1)	There are no verbal side agreements to this contract.

Changes and supplements of this agreement, including the cancellation of the written form clause, must be made in writing.

(2)
If individual provisions of this contract are void or unenforceable, the remainder of the contract shall not be affected. The void or unenforceable provisions shall be replaced by a valid or enforceable provision that fulfils the intended purpose under the contract in a legally valid form and comes closest to the intended commercial result. The contract parties are obliged to collaborate on establishing the valid or enforceable provisions. The same applies in case of any loopholes in this contract.

(3)	Unless there is an exclusive place of jurisdiction, Jena shall be agreed as the place of jurisdiction for all legal disputes arising from this agreement.

Identical copies of this agreement, along with the annexes listed below, are prepared and bound to the annexes, and the Lessor and the Lessee each receive one copy.

Jena, 12/01/2002

BioCentiv GmbH	4antibody GmbH
[signature] Dr. Klaus Ullrich Director	[signature] Dr. Ulf Grawunder Director